Exhibit 99.4

MANAGEMENT'S DISCUSSION AND ANALYSIS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

CONTENTS

1	Second Quarter 2021 Highlights
2	Business Overview and Strategy
3	Business Developments
4	Outlook
5	Financial and Operating Highlights
6	Results of Operations
7	Financial Results
8	Liquidity and Capital Resources
9	Financial Instruments
10	Risks and Uncertainties
11	Non-GAAP Financial Measures
12	Critical Accounting Policies and Estimates
13	Internal Control over Financial Reporting and Disclosure Controls and Procedures
14	Cautionary Notes Regarding Forward-Looking Information and Mineral Reserves and Mineral Resources Estimates

MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL POSITION AND RESULTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

This Management's Discussion and Analysis ("MD&A") is intended to supplement the unaudited condensed consolidated interim financial statements of SSR Mining Inc., ("SSR Mining", or the "Company") for the three and six months ended June 30, 2021, and the related notes thereto, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) as issued by the Financial Accounting Standards Board (FASB), applicable to the preparation of interim financial statements. Additionally, this MD&A should be read in conjunction with Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations and the Consolidated Financial Statements included in Part II of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (“SEC”) on February 23, 2022.

All figures are expressed in U.S. dollars ("USD") except where otherwise indicated. This MD&A should be read in conjunction with the unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2021.

Additional information is available on SEDAR at www.sedar.com, on the EDGAR section of the U.S. Securities and Exchange Commission ("SEC") website at www.sec.gov, and on the ASX at www.asx.com.au.

This MD&A contains "forward-looking information" that are subject to risk factors set out in a cautionary note contained in Section 15 herein. The Company uses certain non-GAAP financial measures in this MD&A; for a description of each of these measures, please see the discussion under "Non-GAAP Financial Measures" in Section 12. The Company uses Mineral Reserves and Mineral Resources classifications in this MD&A, which differ significantly from the classifications required by the SEC, as set out in the cautionary note contained in Section 15.

On September 16, 2020, the Company acquired all of the issued and outstanding shares of Alacer Gold Corp. (“Alacer”). The Company began consolidating the operating results, cash flows and net assets of Alacer from September 16, 2020, and the results in this MD&A reflect such consolidation.

1.SECOND QUARTER 2021 HIGHLIGHTS

▪Outstanding performance across all four operations: Delivered second quarter production of 199,673 gold equivalent ounces at AISC of $938 per gold equivalent ounce.1 Year-to-date production of 395,750 gold equivalent ounces at AISC of $954 per gold equivalent ounce on track to meet full-year guidance ranges.1

▪Strong financial results and free cash flow: Generated year-to-date cash flows from operating activities of $263.3 million and free cash flow of $170.0 million.1 Reported second quarter attributable net income of $74.7 million, or $0.34 per share, and adjusted attributable net income of $107.3 million, or $0.49 per share.1

▪Execution of peer-leading capital returns program: At the end of Q2, dividends and share repurchases represented $92.2 million of shareholder returns. The Company continues to execute on the previously announced Normal Course Issuer Bid (“NCIB”). From inception of the program on April 19, 2021 to the end of the quarter, the Company purchased 4,000,000 common shares for cancellation at an average share price of $17.55 per share. In addition, the Board declared the second quarterly cash dividend of $0.05 per share on August 4, 2021.

▪Balance sheet continues to strengthen: Cash and cash equivalents balances remained strong at $870.4 million, following $70.3 million in share buybacks, $11.0 million in dividend payments to equity shareholders, while also reducing debt balances $17.5 million during the quarter.

▪Çöpler delivered solid margins and progressed growth initiatives: Delivered gold production of 75,754 ounces in the second quarter, reporting AISC of $824 per ounce, driving robust margins.1 Çöpler flotation plant construction was substantially completed on time and on budget in June 2021.

▪Marigold achieves record material movement and improved grades drive performance: Delivered gold production of 57,892 ounces for the second quarter as the mine moved a record 25.0 million tonnes of material, due to shorter haulage
1 SSR Mining reports the non-GAAP financial measures of all-in sustaining costs ("AISC") per ounce of gold, silver and gold equivalent sold, adjusted attributable net income, adjusted attributable net income per share and free cash flow to manage and evaluate the Company's operating performance. See “Non-GAAP Financial Measures” in Section 11.

SSR Mining Inc.	MD&A Q2 2021 | 2

cycles and stronger haul truck utilization rates. Stacked grades improved to 0.44 g/t in the quarter, driven by the planned mining of the higher-grade portions at Mackay 4 and Mackay 8.

▪Seabee sets record for both quarterly and half-year production: Produced a quarterly record of 36,994 ounces of gold as head grades improved to 13.19 g/t. The higher-grade production resulted in cash costs of $383 per ounce and AISC of $580 per ounce in the quarter.1

▪Puna continues to deliver record production year-to-date: Produced 2.0 million ounces of silver at cash costs of $11.50 per ounce in the second quarter and AISC of $13.19 per ounce.1 First-half production of 3.8 million ounces of silver represents an all-time record for the operation.

▪Amended Credit Facility providing additional liquidity: On June 8, 2021, SSR Mining announced it amended its existing undrawn revolving credit facility (the “Facility”) with a syndicate of lenders on favorable terms, increasing the Facility size from $75 million to $200 million. The new Facility includes an upsized accordion feature from $25 million to $100 million and the term of the Facility has been extended by 4 years to June 8, 2025.

▪Announced the sale of a non-core royalty portfolio: On July 29, 2021, the Company announced it had entered into a definitive agreement to sell a portfolio of royalty interests and deferred payments to EMX Royalty Corp. (“EMX”) for total consideration of $100 million. This consideration includes $33 million in cash, $33 million in EMX shares, and $34 million in deferred compensation payments to be delivered upon achievement of clearly defined project development milestones.

2.BUSINESS OVERVIEW AND STRATEGY

Business overview

SSR Mining is an intermediate precious metals mining company with four producing assets, located in the USA, Turkey, Canada and Argentina. The Company primarily produces gold and also silver, lead and zinc concentrates. The production sites and a global pipeline of high-quality development and exploration properties located in the USA, Turkey, Canada, Mexico and Peru form a diversified portfolio of high-margin, long-life assets along several of the world's most prolific metal districts.

The Company has an experienced leadership team with a proven track record of delivery and value creation. Across the organization, the Company has expertise in project construction, mining (open pit and underground), and processing (pressure oxidation, heap leach and flotation), with a robust commitment to health, safety, community engagement and environmental management.

The Company has a strong balance sheet, with $870.4 million in cash and cash equivalents as at June 30, 2021, to support its growth pipeline. The Company intends to leverage its balance sheet strength and proven track record of free cash flow generation to fund growth across the portfolio and facilitate superior returns to shareholders.

SSR Mining is listed under the ticker symbol SSRM on the Toronto Stock Exchange and Nasdaq Global Select Market (NASDAQ) and SSR on the Australian Securities Exchange.

Strategy

The Company's focus is on safe, sustainable, and profitable gold and silver production at its Çöpler Gold Mine ("Çöpler"), Marigold Mine ("Marigold"), Seabee Gold Operation ("Seabee"), and Puna Operations ("Puna"). SSR Mining is committed to delivering safe production with an emphasis on Operational Excellence. The Company is engaged in growing production and Mineral Reserves through exploration and asset acquisition to provide accretive growth.

Sustainability is a key priority for all stakeholders, whether they are local communities, local and national governments, the Company's shareholders or its employees. SSR Mining recognizes that people and the environment are central to its success and the Company is committed to safeguarding them by implementing high standards, as well as the necessary plans, procedures, metrics and targets to meet the Company's commitments.

SSR Mining Inc.	MD&A Q2 2021 | 3

SSR Mining's four producing assets are described below:

Çöpler Gold Mine, Turkey

Çöpler, 80% owned by SSR Mining, is an open pit gold mine located along the Tethyan belt in east-central Turkey in the Erzincan Province, approximately 1,100 kilometers southeast of Istanbul and 550 kilometers east of Ankara. Çöpler contains oxide and sulfide ores which are mined concurrently and processed through its two processing plants using heap leach and pressure oxidation processing, respectively, to produce gold doré bars. Çöpler and regional tenements are located within an SSR Mining land package of approximately 25,800 hectares.

Marigold Mine, USA

Marigold is an open pit gold mine located along the Battle Mountain-Eureka Trend in Nevada, USA. Marigold is a run-of-mine heap leach operation, moving more than 200,000 tonnes of material per day, and producing gold doré bars. Marigold is located within an SSR Mining land package of approximately 20,000 hectares.

Seabee Gold Operation, Canada

Seabee is an underground gold mine located along the Trans-Hudson Corridor in east-central Saskatchewan, Canada. Seabee processes ore through its processing plant using gravity concentration and cyanide leaching to produce gold doré bars. Seabee is located within an SSR Mining land package of approximately 60,000 hectares, including the 80% owned Fisher property.

Puna Operations, Argentina

Puna is an open pit silver-lead-zinc mine located along the silver belt in northern Argentina in the Province of Jujuy. Puna processes ore mined from the Chinchillas mine through its Pirquitas mill, using flotation processing to produce silver-lead and zinc concentrates.

3.BUSINESS DEVELOPMENTS

Amended Credit Facility

On June 8, 2021, the Company announced it amended its existing undrawn revolving credit facility (the "Facility") with a syndicate of lenders, increasing the Facility size from $75 million to $200 million. The new Facility includes an upsized accordion feature from $25 million to $100 million and the term of the Facility has been extended by four years to June 8, 2025. The Facility may be used by the Company for working capital, reclamation bonding and other general corporate purposes.

Amounts drawn under the Facility are subject to variable interest rates at the London Interbank Offered Rate (or Secured Overnight Financing Rate or another alternative benchmark rate on a fallback basis) plus an applicable margin ranging from 2.00% to 3.00% and undrawn amounts are subject to a standby fee ranging from 0.40% to 0.60%, both of which are based on the Company's net leverage ratio. All debts, liabilities and obligations under the Facility are guaranteed by the Company's North American subsidiaries and secured by certain of the Company's assets and material subsidiaries, excluding Alacer entities and the Puna operating entity, and pledges of material subsidiaries.

Pursuant to the Facility, the Company must meet minimum tangible net worth, interest coverage and net leverage ratio requirements. As at June 30, 2021, the Company was in compliance with all applicable covenants related to the Facility.

Payment of dividends

During the three and six months ended June 30, 2021, the Company paid quarterly cash dividends of $0.05 and $0.10 per common share, respectively, to equity holders of SSR Mining for total dividends of $11.0 million and $22.0 million, respectively.

Subsequent to June 30, 2021, the Board of Directors declared a quarterly cash dividend of $0.05 per common share, payable on September 13, 2021 to holders of record at the close of business on August 16, 2021.

COVID-19 Response and Impact on Operations

SSR Mining Inc.	MD&A Q2 2021 | 4

During the six months ended June 30, 2021, the COVID-19 pandemic continued to impact global economic and financial markets, disrupting global supply chains and workforce participation. Many industries and businesses, including SSR Mining, continue to be impacted by the COVID-19 pandemic and face operating challenges associated with the regulations and guidelines resulting from efforts to contain COVID-19.

The Company continues to restrict all non-essential travel and manage the contacts of its employees and contractors in order to reduce the risk of COVID-19 impacting its operations. The Company is operating its corporate offices at reduced capacity, with most employees working remotely.

The Company's mine sites remain operational with carefully managed COVID-19 based restrictions designed to protect communities and employees, including quarantining, testing, ensuring physical distancing and providing additional protective equipment. In Turkey, COVID-19 continues to slow government processes including permitting, with considerable effort being expended to attain permits and land access for continued growth and operations.

Royalty Portfolio sale

On July 29, 2021, the Company announced that it had entered into a definitive agreement to sell a portfolio of royalty interests and deferred payments (the "Royalty Portfolio") to EMX royalty Corp. (“EMX”) for total consideration of $100 million (the “Transaction”). The total consideration is comprised of $33 million in cash, $33 million in EMX common shares, and $34 million in deferred compensation payments to be delivered upon achievement of clearly defined project development milestones. The Transaction is expected to close by the fourth quarter of 2021. The Company recognized a $22.3 million impairment loss related to the Royalty Portfolio, based on the difference between the carrying amount of the assets within the Royalty Portfolio, prior to the impairment loss, and the estimated net transaction price.

4.OUTLOOK

This section of the MD&A provides management's production, cost, capital, exploration and development expenditure estimates for 2021. These are “forward-looking statements” and subject to the cautionary note regarding the risks associated with forward-looking statements contained in Section 14. Cash costs and AISC per ounce of gold and silver sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

The Company expects 2021 overall production to be at the higher end of production guidance, which remains unchanged from that reported on January 19, 2021. For the full year 2021, the Company expects:

Operating Guidance (100%) (1)(7)(8)		Çöpler (2)	Marigold	Seabee	Puna	Other	Consolidated
Gold Production	koz	310 - 340	235 - 265	95 - 105	—	—	640 - 710
Silver Production	Moz	—	—	—	6.0 - 7.0	—	6.0 - 7.0
Gold Equivalent Production	koz	310 - 340	235 - 265	95 - 105	80 - 90	—	720 - 800
Cash Cost per Ounce (3)	$/oz	550 - 600	810 - 860	525 - 575	10.00 - 11.50	—	660 - 715
Sustaining Capital Expenditures (4)	$M	52	53	11	19	—	135
Sustaining Exploration Expenditures	$M	2	7	1	1	—	11
General & Administrative (5)	$M	—	—	—	—	30 - 35	30 - 35
Share-based Compensation (5)	$M	—	—	—	—	15 - 20	15 - 20
All-In Sustaining Cost per Ounce (3)	$/oz	760 - 810	1,250 - 1,290	860 - 910	16.00 - 17.50	—	1,050 - 1,110
Growth Capital Expenditures	$M	26	—	7	—	—	33
Growth Exploration and Development Expenditures (6)	$M	31	11	7	—	5	54
Total Growth Capital	$M	57	11	14	—	5	87

(1)The costs assumptions included in the these forward looking statements have historically been prepared in accordance with International Financial Reporting Standards (IFRS). The actual costs throughout this document are prepared according to United States Generally Accepted Accounting Principles (U.S. GAAP); as such, these forecasts are not directly comparative to the non-GAAP measures included in this document.
(2)Figures are reported on a 100% basis. Çöpler is 80% owned by SSR Mining.

SSR Mining Inc.	MD&A Q2 2021 | 5

(3)SSR Mining reports the non-GAAP financial measures of cash costs and AISC per ounce of gold and silver sold to manage and evaluate operating performance at Çöpler, Marigold, Seabee and Puna. Refer to Section 11 "Non-GAAP Financial Measures".
(4)Excludes sustaining exploration expenditures. Includes $9.5 million oxygen plant lease payment at Çöpler.
(5)In the US GAAP financial statements share-based compensation is included in General and administrative expense.
(6)Growth exploration and development expenditures are shown on a 100% basis, of which SSR Mining's attributable amount totals $46 million.
(7)All figures in U.S. dollars, unless otherwise noted. Gold equivalent figures for 2021 operating guidance are based on a gold-to-silver ratio of 76:1. Cash costs and capital expenditures guidance is based on an oil price of $45 per barrel and an exchange rate of 1.30 Canadian dollars to one U.S. dollar and 7.5 Turkish lira to one U.S. dollar.
(8)Figures may not add due to rounding.

The Company continues to expect free cash flow generation in 2021 to be more heavily weighted to the second half of the year due to the timing of the ramp-up and commissioning of the flotation circuit at Çöpler, working capital seasonality at Seabee, tax and royalty payments and dividend payments to non-controlling interest that were paid in the first half of the year.

Capital Returns

In recognition of SSR Mining's position as a leading and sustainable free cash flow generator in the gold sector, it is the Company's intention to return excess attributable free cash flow to shareholders through a multi-tiered capital return structure. While a recurring quarterly dividend is expected to be the primary method of capital return, the Company has also instituted a Normal Course Issuer Bid ("NCIB") program during the second quarter of 2021.

On June 14, 2021, the Company paid its quarterly dividend payment of $0.05 per common share to shareholders of record on May 17, 2021. The declaration and payment of future dividends will be at the discretion of the Board of Directors and will be made based on the Company’s financial position and other factors relevant at the time.

SSR Mining Inc.	MD&A Q2 2021 | 6

5.FINANCIAL AND OPERATING HIGHLIGHTS

A summary of the Company's consolidated financial and operating results for the three and six months ended June 30, 2021 and 2020 are presented below:

(in thousands of US dollars, except per share data)	Three months ended June 30,		Six months ended June 30,
	2021	2020 (6)	2021	2020 (6)
Financial Results
Revenue	$376,950	$92,485	$743,434	$256,948
Operating income	$103,716	$(5,965)	232,899	$14,655
Gross margin (2)	28%	(6)%	31%	6%
Net income	$77,792	$16,354	$205,243	$22,592
Net income attributable to equity holders of SSR Mining	$74,719	$16,354	$183,579	$22,592
Basic attributable net income per share	$0.34	$0.13	$0.84	$0.18
Adjusted attributable net income (1)	$107,328	$3,430	$220,819	$20,274
Adjusted basic attributable net income per share (1)	$0.49	$0.03	$1.01	$0.16

Cash generated by operating activities			$263,256	$55,687
Cash (used in) generated by investing activities			$(86,450)	$15,183
Cash (used in) generated by financing activities			$(166,835)	$(113,143)

Operating Results
Gold produced (oz)	170,640	49,918	340,789	137,886
Gold sold (oz)	173,620	46,387	346,990	132,129
Silver produced ('000 oz)	1,990	366	3,782	2,136
Silver sold ('000 oz)	2,021	624	4,059	2,458
Lead produced ('000 lb) (4)	9,642	1,176	15,806	6,712
Lead sold ('000 lb) (4)	8,097	1,683	14,529	8,090
Zinc produced ('000 lb) (4)	3,935	359	7,014	2,181
Zinc sold ('000 lb) (4)	3,705	418	4,661	2,584

Gold equivalent produced (oz) (5)	199,673	53,202	395,750	159,973
Gold equivalent sold (oz) (5)	201,504	51,559	402,994	156,025

Average realized gold price ($/oz sold)	$1,820	$1,722	$1,809	$1,640
Average realized silver price ($/oz sold)	$26.56	$15.45	$26.29	$16.96

Cash cost per gold equivalent ounce sold (1, 5)	$695	$995	$692	$987
AISC per gold equivalent ounce sold (1, 5)	$938	$2,016	$954	$1,539

Financial Position	June 30, 2021		December 31, 2020
Cash and cash equivalents	$870,352		$860,633
Current assets	$1,452,185		$1,423,795
Total assets	$5,153,909		$5,177,344
Current liabilities	$227,149		$249,297
Total liabilities	$1,213,176		$1,326,856
Working capital (3)	$1,225,036		$1,174,498

(1)The Company reports non-GAAP financial measures including adjusted attributable net income, adjusted basic attributable net income per share, cash costs and AISC per ounce sold to manage and evaluate its operating performance at its mines. See "Non-GAAP Financial Measures" in Section 11.
(2)Gross margin is defined as operating income divided by revenue.
(3)Working capital is defined as current assets less current liabilities.
(4)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(5)Gold equivalent ounces have been established using the average realized metal prices per ounce of precious metals sold in the period and applied to the recovered silver metal content produced by the mines. Zinc and lead production are not included in gold equivalent ounces produced.
(6)The data presented excludes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q2 2021 | 7

6.RESULTS OF OPERATIONS

Çöpler, Turkey
(amounts presented on 100% basis)

	Three Months Ended June 30,	Six Months Ended June 30,
Operating Data (4)	2021	2021
Gold produced - oxide (oz)	20,627	45,372
Gold produced - sulfide (oz)	55,127	108,860
Total gold produced (oz)	75,754	154,232
Gold sold (oz)	76,872	159,374

Ore mined - oxide (kt)	311	1,129
Ore mined - sulfide (kt)	1,968	4,157
Total material mined (kt)	5,422	12,111
Waste removed (kt)	3,143	6,826
Strip ratio	1.4	1.3

Ore stacked - oxide (kt)	417	1,358
Gold grade stacked - oxide (g/t)	1.45	1.34

Ore processed - sulfide (kt)	523	1,103
Gold grade processed - sulfide (g/t)	3.55	3.43
Gold recovery - sulfide (%)	91.6	91.2

Average realized gold price ($/oz sold)	$1,809	$1,810

Cash costs ($/oz gold sold) (1, 2, 3)	$684	$634
AISC ($/oz gold sold) (1, 2, 3)	$824	$780

Financial Data ($000s)
Revenue	$140,654	$292,176
Production costs	$69,737	$136,154
Depletion, depreciation and amortization	$29,365	$59,943
Exploration, evaluation, and reclamation costs	$3,589	$6,657
Operating income	$37,108	$84,866
Capital expenditures	$10,719	$19,754

(1)The operating data presented in this column includes operating results for Çöpler for the three and six months ended June 30, 2020. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.
(2)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Çöpler. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.
(3)Cash costs and AISC per ounce of gold sold exclude the impact of any fair value adjustment on acquired inventories as at the date of the Company's acquisition of Alacer.
(4)The data presented excludes operating results for Çöpler. As the Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q2 2021 | 8

Second Quarter 2021 Operating and Financial Results

Production

Çöpler produced 75,754 and 154,232 ounces of gold, respectively, in the three and six months ended June 30, 2021.

For the six months ended June 30, 2021, 1.1 million tonnes of oxide ore were mined. 4.2 million tonnes of sulfide ore and 6.8 million waste tonnes were mined.

For the three and six months ended June 30, 2021, the sulfide plant treated 0.5 million and 1.1 million tonnes of sulfide ore, respectively. Plant gold recovery averaged 92% and 91% for the three and six months ended June 30, 2021. Recovery improvement projects and operational readiness activities remain a focus for the third quarter of 2021.The scheduled major maintenance shutdown of Autoclave 1, which was deferred from the first quarter of 2021, was completed in the period. The shutdown was completed as planned with no significant issues arising. There are no further major shutdowns scheduled for 2021.

Çöpler flotation plant construction was substantially completed on time and on budget in June 2021. Commissioning activities for water runs and equipment testing began in July 2021. Receipt of required permits for the flotation circuit have been delayed, presumably due to COVID-19, and are expected imminently.

Revenue

Revenue for the second quarter of 2021 was $140.7 million as 76,872 ounces of gold were sold at an average realized gold price of $1,809 per ounce. Gold ounces sold in the second quarter of 2021 were slightly higher than production due to a draw down in finished goods inventory balances.

Revenue for the six months ended June 30, 2021 was $292.2 million as 159,374 ounces of gold were sold at an average realized gold price of $1,810 per ounce.

Operating Costs

Cash costs and AISC per ounce of gold sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

The impact of fair value adjustments on acquired inventories and mineral interests are reflected in production costs and depletion and depreciation, respectively. These impacts have been removed in the calculation of cash costs and AISC per ounce of gold sold (refer to Section 11).

In the second quarter of 2021, cash costs per ounce of gold sold were $684. AISC per ounce of gold sold was $824. Construction of the tailings storage facility phases 3 and 4 is advancing ahead of operational requirements using suitable mined waste rock and stockpiled material. Permits allowing completion of stage 4 have been delayed, in part due to COVID-19, and are being actively pursued by the Company.

For the six months ended June 30, 2021, cash costs per ounce of gold sold were $634 and AISC per ounce of gold sold was $780.

SSR Mining Inc.	MD&A Q2 2021 | 9

Marigold, USA

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Data	2021	2020	Change	2021	2020	Change
Gold produced (oz)	57,892	49,918	16%	125,828	108,366	16%
Gold sold (oz)	60,030	46,387	29%	125,120	104,415	20%

Total material mined (kt)	25,024	22,054	13%	48,787	42,313	15%
Waste removed (kt)	19,267	16,947	14%	37,318	32,202	16%
Total ore stacked (kt)	5,758	5,107	13%	11,469	10,111	13%
Gold stacked grade (g/t)	0.44	0.30	47%	0.42	0.30	40%
Strip ratio	3.3	3.3	—%	3.3	3.2	3%

Average realized gold price ($/oz sold)	$1,826	$1,722	6%	$1,806	$1,640	10%

Cash costs ($/oz gold sold) (1)	$856	$910	(6)%	$839	$978	(14)%
AISC ($/oz gold sold) (1)	$1,091	$1,257	(13)%	$1,145	$1,274	(10)%

Financial Data ($000s)
Revenue	$109,533	$79,786	37%	$225,506	$171,867	31%
Production costs	$51,590	$42,166	22%	$105,301	$102,035	3%
Depletion, depreciation and amortization	$8,481	$7,323	16%	$17,415	$15,789	10%
Exploration, evaluation, and reclamation costs	$935	$935	—%	$1,693	$1,987	(15)%
Operating income	$48,527	$28,271	72%	$101,200	$51,593	96%
Capital expenditures	$11,873	$13,867	(14)%	$35,286	$28,136	25%

(1)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Marigold. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.

Second Quarter 2021 Operating and Financial Results

Production

Mined tonnes for the first half of 2021 was a record for Marigold and gold production nearly reached the previous half-year record.

In the second quarter of 2021, 25.0 million tonnes of material were mined, a 13% increase compared to the second quarter of 2020. The increases are attributable to shorter haulage cycles, coupled with stronger haul truck utilization and increased loading fleet capacities. Marigold produced 57,892 ounces of gold, an increase of 16% compared to the second quarter of 2020. This increase is directly correlated with a 61% increase in stacked recoverable ounces in the first quarter of 2021 compared to the first quarter of 2020. 5.8 million tonnes of ore was stacked at a gold grade of 0.44 g/t. This compares to 5.1 million tonnes of ore stacked at a gold grade of 0.30 g/t in the second quarter of 2020. The higher grades delivered in the second quarter of 2021 as compared to the second quarter 2020 are associated with the planned mining of the higher-grade portions of Mackay 4 and Mackay 8. In the second quarter of 2020, mining activities focused on the lower grade portions of Mackay 4 and stripping of Mackay 6 and Mackay 8.

For the six months ended June 30, 2021, 11.5 million tonnes of ore were stacked at a gold grade of 0.42 g/t compared to 10.1 million tonnes of ore stacked at a gold grade of 0.30 g/t for the six months ended June 20, 2020. The increase in both ore tonnage and gold grade as compared to the first half of the prior year are driven by the planned mining of the higher grade portions of Mackay 4 and Mackay 8. For the six months ended June 30, 2021, 125,828 ounces of gold were produced compared to 108,366 ounces of gold produced over the same period of 2020. This is the result of a 65% increase in stacked recoverable ounces during six months ended 2021 compared to the same period in 2020.

SSR Mining Inc.	MD&A Q2 2021 | 10

Revenue

Revenue increased by 37% to $109.5 million in the second quarter of 2021 compared to the second quarter of 2020, due to 29% more ounces sold and a 6% increase in the average realized gold price. Gold ounces sold in the second quarter of 2021 were higher than production due to drawing down finished goods inventory from the first quarter.

Revenue increased by 31% for the six months ended June 30, 2021 as compared to the same period in the prior year, due to 20% more ounces sold and a 10% increase in the average realized gold price.

Operating Costs

Cash costs and AISC per ounce of gold sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

Cash costs per ounce of gold sold for the second quarter of 2021 were $856, a 6% decrease compared to the second quarter of 2020, primarily due to higher gold grade and more tonnes stacked at similar operating costs during the current quarter.

AISC per ounce of gold sold was $1,091, a 13% decrease compared to the second quarter of 2020, primarily due to 4% lower capital spend and 29% more ounces sold. Capital expenditures were lower in 2021 compared to the same quarter of 2020 due to receiving a replacement haul truck in the second quarter of 2020 with no equivalent replacement in 2021, partially offset by increased dewatering construction spend in the second quarter of 2021.

Cash costs per ounce of gold sold for the six months ended June 30, 2021 were $839, a 14% decrease compared to the same period of 2020, primarily due to higher gold grade and more ore tonnes stacked at similar operating costs.

AISC per ounce of gold sold for the six months ended June 30, 2021 was $1,145, a 10% decrease compared to the same period of 2020 primarily due to 20% more gold ounces sold in the quarter which offset 25% higher capital expenditures year-to-date. Capital expenditures were higher compared to the six months ended June 30, 2020, primarily due to planned capitalized maintenance components on the electric shovel and dewatering construction costs occurring in 2021.

SSR Mining Inc.	MD&A Q2 2021 | 11

Seabee, Canada

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Data	2021	2020	Change	2021	2020	Change
Gold produced (oz)	36,994	—	100%	60,729	29,520	106%
Gold sold (oz)	36,718	—	100%	62,496	27,714	126%

Total ore milled (t)	88,491	—	100%	178,135	89,282	100%
Ore milled per day (t/day)	972	—	100%	984	981	—%
Gold mill feed grade (g/t)	13.19	—	100%	10.81	10.34	5%
Gold recovery (%)	98.7	—	100%	98.6	98.1	1%

Average realized gold price ($/oz sold)	$1,830	$—	100%	$1,810	$1,615	12%

Cash costs ($/oz sold) (1)	$383	$—	100%	$479	$575	(17)%
AISC ($/oz sold) (1)	$580	$—	100%	$799	$1,502	(47)%

Financial Data ($000s)
Revenue	$67,127	$—	100%	$112,834	$44,697	152%
Production costs	$15,467	$—	100%	$32,028	$15,902	101%
Depletion, depreciation and amortization	$12,525	$—	100%	$22,122	$9,904	123%
Exploration, evaluation, and reclamation costs	$3,483	$546	538%	$6,356	$3,068	107%
Operating income (loss)	$35,534	$(10,126)	(451)%	$52,301	$4,629	1,030%
Capital expenditures	$9,128	$3,022	202%	$22,567	$15,031	50%

(1)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of gold sold to manage and evaluate operating performance at Seabee. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.

Second Quarter 2021 Operating and Financial Results

Production

Production for the first half of 2021 was a record half-year for Seabee.

In the second quarter of 2021, Seabee produced 36,994 ounces of gold as the mill was fully operational. In the second quarter of 2020, production was nil as the mill was temporarily suspended in response to COVID-19.

For the six months ended June 30, 2021, Seabee produced 60,729 ounces of gold, a 106% increase compared to the same period in the prior year, reflecting that the mill was fully operational in 2021 while in 2020 production was temporarily suspended in response to COVID-19.

During the second quarter of 2021, gold mill feed grade was 13.19 g/t. For the six months ended June 30, 2021, gold mill feed grade was 10.81 g/t compared to 10.34 g/t, a 5% increase compared to the same period in the prior year. A very high grade area was encountered at the bottom of Santoy Lower 9 zone. Access drives were started to allow drilling to test continuation of this very high grade zone beyond the current mine design.

Revenue

In the second quarter of 2021, revenue was $67.1 million as 36,718 ounces of gold were sold at an average realized gold price of $1,830 per ounce. Gold ounces sold in the second quarter of 2021 were in line with gold production.

Revenue increased by 152% for the six months ended June 30, 2021 as compared to the same period in the prior year, due to 126% more ounces sold and a 12% increase in the average realized gold price. The increase in sales volume was due to higher production associated with full operations throughout the second quarter of 2021 compared to the shutdown in 2020.

SSR Mining Inc.	MD&A Q2 2021 | 12

Operating Costs

Cash costs and AISC per ounce of gold sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.

In the second quarter of 2021, cash costs per ounce of gold sold were $383 and AISC per ounce of gold sold was $580. Certain operating costs incurred during the second quarter of 2020 were classified as care and maintenance due to the COVID-19 related shutdown of operations.

For the six months ended June 30, 2021, cash costs per ounce of gold sold were $479, a 17% decrease compared to the same period in the prior year, due to lower unit mining costs driven by 106% higher gold production.

For the six months ended June 30, 2021, AISC per ounce of gold sold was $799, a 47% decrease compared to the same period in 2020, due to lower cash costs and a decrease in capital expenditures per gold ounce sold.

Puna, Argentina

SSR Mining Inc.	MD&A Q2 2021 | 13

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Data	2021	2020	Change	2021	2020	Change
Silver produced ('000 oz)	1,990	366	444%	3,782	2,136	77%
Silver sold ('000 oz)	2,021	624	224%	4,059	2,458	65%
Lead produced ('000 lb) (1)	9,642	1,176	720%	15,806	6,712	135%
Lead sold ('000 lb) (1)	8,097	1,683	381%	14,529	8,090	80%
Zinc produced ('000 lb) (1)	3,935	359	996%	7,014	2,181	222%
Zinc sold ('000 lb) (1)	3,705	418	786%	4,661	2,584	80%

Total material mined (kt)	3,026	91	3225%	5,260	2,044	157%
Waste removed (kt)	2,652	43	6067%	4,646	1,717	171%
Strip ratio	7.1	0.9	689%	7.6	5.3	43%

Ore milled (kt)	409	78	424%	792	418	89%
Silver mill feed grade (g/t)	158	159	(1)%	156	168	(7)%
Lead mill feed grade (%)	1.15	0.78	47%	0.99	0.80	24%
Zinc mill feed grade (%)	0.65	0.54	20%	0.63	0.46	37%
Silver recovery (%)	95.9	91.6	5%	95.3	94.6	1%
Lead recovery (%)	93.3	87.0	7%	91.1	90.6	1%
Zinc recovery (%)	67.3	38.5	75%	63.6	51.4	24%

Average realized silver price ($/oz)	$26.56	$15.45	72%	$26.29	$16.96	55%

Cash costs ($/oz silver sold) (2)	$11.50	$15.72	(27)%	$11.07	$15.59	(29)%
AISC ($/oz silver sold) (2)	$13.19	$34.75	(62)%	$13.14	$22.18	(41)%

Financial Data ($000s)
Revenue	$59,636	$12,699	370%	$112,918	$40,384	180%
Production costs	$30,152	$8,440	257%	$55,326	$40,243	37%
Depletion, depreciation and amortization	$5,622	$1,643	242%	$10,292	$6,724	53%
Exploration, evaluation, and reclamation costs	$441	$447	(1)%	$866	$1,040	(17)%
Operating income	$22,884	$(6,661)	(444)%	$44,812	$(17,987)	(349)%
Capital expenditures	$2,245	$1,772	27%	$5,521	$3,861	43%

(1)Data for lead production and sales relate only to lead in lead concentrate. Data for zinc production and sales relate only to zinc in zinc concentrate.
(2)The Company reports the non-GAAP financial measures of cash costs and AISC per ounce of silver sold to manage and evaluate operating performance at Puna. For further information, please refer to “Non-GAAP Financial Measures” in Section 11.

Second Quarter 2021 Operating and Financial Results

Production

Production for the first half of 2021 was a record half-year for Puna.

During the second quarter of 2021, Puna produced 2.0 million ounces of silver, a 444% increase compared to the second quarter of 2020 as the mill was fully operational and ramped up in 2021 while in 2020 production was temporarily suspended in response to COVID-19. Lead and zinc production were significantly higher than the second quarter of 2020 for the same reason. Processed ore contained an average silver grade of 158 g/t which was in-line with the second quarter of 2020. The mill averaged approximately 4,755 tonnes per day during the second quarter of 2021, demonstrating steadily improved plant performance and well above the mine plan.

SSR Mining Inc.	MD&A Q2 2021 | 14

For the six months ended June 30, 2021, Puna produced 3.8 million ounces of silver, a 77% increase compared to the same period in prior year as the mill was fully operational in 2021 while in 2020 production was temporarily suspended in response to COVID-19. Processed ore contained an average silver grade of 156 g/t, a 7% decrease compared to the same period in the prior year, but in-line with the mine plan.

Revenue

Revenue increased by 370% in the second quarter of 2021 compared to the second quarter of 2020, due to a 224% increase in silver ounces sold and a 72% increase in the average realized silver price. Silver ounces sold in the second quarter of 2021 were in-line with production.

Revenue for the six months ended June 30, 2021 increased by 180% compared to the same period in the prior year due to a 65% increase in silver ounces sold and a 55% increase in the average realized silver price.

Operating Costs

Cash costs and AISC per ounce of silver sold are non-GAAP financial measures. Please see the discussion under "Non-GAAP Financial Measures" in Section 11.
In the second quarter of 2021, cash costs per ounce of silver sold were $11.50, a decrease of 27% compared to the second quarter of 2020 due to lower mining and processing unit costs as a result of higher average daily throughput and lower ore transportation costs as a result of transitioning to an in-house haulage fleet.

AISC per ounce of silver sold was $13.19, a decrease of 62% compared to the second quarter of 2020 due to the lower cash costs and higher sales, as well as care and maintenance costs that were incurred in 2020 but not in 2021.

For the six months ended June 30, 2021, cash costs per ounce of silver sold were $11.07, a decrease of 29% compared to the same period in the prior year due to lower mining and processing unit costs as a result of higher average daily throughput.

For the six months ended June 30, 2021, AISC per ounce of silver sold was $13.14, a decrease of 41% compared to the same period in the prior year due to lower cash costs, as well as care and maintenance costs that were incurred in 2020 but not in 2021.

SSR Mining Inc.	MD&A Q2 2021 | 15

Operational Excellence (OE)

The Company continues to build on its operational excellence foundation in a pragmatic and effective manner, with two streams of focus, Continuous Improvement and Innovation. The Operational Excellence program is coordinated and supported by the corporate Operational Excellence and Innovation (OE&I) group, allowing the Company to leverage skills internally and take a consistent approach to challenges common to all sites.

Continuous Improvement (CI)

CI is the foundation of OE and includes the application of and leveraging continuous improvement tools and processes across the group. This includes lean, Six Sigma, Management Operating Systems and value stream mapping. A baseline diagnostic assessment, aided by experienced consultancies, commenced in the second quarter of 2021 for key assets. This assessment will update the performance baseline for the Company post-merger and identify opportunities that will be incorporated into site and corporate continuous improvement programs.

Innovation

The innovation program aims to improve the business, with a current focus on Advanced Analytics (AA), Artificial Intelligence (AI) and simulation. The OE&I group is leading and supporting several projects, including leveraging the successful AA/AI project at Çöpler (acidulation) and across to the Çöpler and Puna flotation circuits. A digital twin is also being constructed for Marigold to provide an environment for simulation to test and tune mine optimization opportunities. The Company continues to evaluate innovation opportunities to improve and potentially create step change in the business.

SSR Mining Inc.	MD&A Q2 2021 | 16

7.FINANCIAL RESULTS

The following table sets out selected financial results and data for each of the eight most recently completed quarters, expressed in millions of US dollars, except for per share, per ounce and Turkish lira ("TRY"), Argentine peso ("ARS") and Canadian dollar ("CAD") rate amounts:

	Q2 2021	Q1 2021	Q4 2020	Q3 2020 (5)	Q2 2020 (5)	Q1 2020 (5)
Revenue	$377.0	$366.5	$370.7	$225.4	$92.5	$164.5
Operating Income	$103.7	$129.2	$123.9	$49.7	$(6.0)	$20.6
Gross margin (1)	28%	35%	33%	22%	(6)%	13%
Net Income	$77.8	$127.5	$86.9	$47.7	$16.4	$6.2
Attributable net income (loss) to equity holders of SSR Mining	$74.7	$108.9	$83.2	$45.8	$16.4	$6.2

Basic attributable net income (loss) per share	$0.34	$0.50	$0.50	$0.33	$0.13	$0.05

Gold equivalent ounces sold (2)	201,504	201,494	194,862	115,312	51,559	104,715

Average realized gold price ($/oz) (3)	$1,820	$1,798	$1,880	$1,914	$1,722	$1,597
Average realized silver price ($/oz) (3)	$26.56	$26.02	$24.78	$26.69	$15.45	$17.47

Average FX rate TRY per 1 USD	8.36	7.36	7.89	7.21	6.85	6.09
Average FX rate ARS per 1 USD	94.01	88.60	80.05	73.33	67.68	61.50
Average FX rate CAD per 1 USD	1.23	1.27	1.30	1.33	1.39	1.34

Cash and cash equivalents	$870.4	$866.0	$860.6	$733.6	$461.7	$398.4
Total assets	$5,153.9	$5,203.0	$5,177.3	$5,008.8	$1,570.3	$1,558.7
Working capital (4)	$1,225.0	$1,205.2	$1,174.5	$1,011.4	$673.4	$657.9
Non-current liabilities	$986.0	$1,023.2	$1,077.6	$1,037.3	$413.2	$412.4

(1)Gross margin is defined as operating income divided by revenue.
(2)Gold equivalent ounces have been established using the average realized metal prices per ounce of precious metals sold in the period and applied to the recovered silver metal content produced by the mines. Zinc and lead production are not included in gold equivalent ounces produced.
(3)The Company reports the non-GAAP financial measures of average realized metal prices per ounce of precious metals sold to manage and evaluate operating performance at its mines. For a better understanding of these measures, please refer to “Non-GAAP Financial Measures” in Section 11.
(4)Working capital is defined as current assets less current liabilities.
(5)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

The volatility in revenue over the past eight quarters has resulted from variable precious metals prices, which are not under the Company's control, sales volumes and the acquisition of Çöpler. There are no significant seasonal fluctuations in the results for the presented periods. Over the past six quarters, average realized gold prices have ranged between $1,597 and $1,914 per ounce and average realized silver prices have ranged between $15.45 and $26.69 per ounce. Sales volumes have benefited from the acquisition of Çöpler, generally increasing production at Seabee and Puna, as well as normal production variations at Marigold due to its nature as a run-of-mine heap leach operation. During the second quarter of 2020, as a result of the temporary suspensions at Seabee and Puna in response to the COVID-19 pandemic, sales volumes decreased significantly, negatively impacting revenue. During the third and fourth quarters of 2020, revenue was positively impacted by the acquisition of Alacer Gold Corp. which added gold sales at Çöpler.

SSR Mining Inc.	MD&A Q2 2021 | 17

REVIEW OF SECOND QUARTER FINANCIAL RESULTS

Three months ended June 30, 2021, compared to the three months ended June 30, 2020
(expressed in thousands of USD, except for per share amounts)

Net income attributable to SSR Mining shareholders for the three months ended June 30, 2021 was $74.7 million ($0.34 per share), compared to net income of $16.4 million ($0.13 per share) for the three months ended June 30, 2020. The following is a summary and discussion of the significant components of income and expenses recognized during the three months ended June 30, 2021 compared to the same period in the prior year.

	Three Months Ended June 30,
	2021	2020 (1)
Revenue	$376,950	$92,485
Operating Costs and Expenses:
Production costs	166,946	50,606
Depreciation, depletion, and amortization	55,993	8,966
General and administrative expense	15,208	13,364
Exploration, evaluation, and reclamation costs	11,848	4,772
Care and maintenance expense	—	17,937
Impairment of long-lived and other assets	22,345	—
Transaction and integration expense	894	2,805
Operating income (loss)	103,716	(5,965)
Other income (expense):
Interest expense	(4,891)	(2,062)
Other income (expense)	(182)	23,574
Foreign exchange gain (loss)	(930)	83
Total other income (expense)	(6,003)	21,595
Income before income and mining taxes	97,713	15,630
Income and mining tax benefit (expense)	(19,578)	724
Equity income (loss) of affiliates	(343)	—
Net income	$77,792	$16,354
Net loss (income) attributable to non-controlling interest	(3,073)	—
Net income attributable to SSR Mining shareholders	$74,719	$16,354
(1)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Revenue

Revenue increased by $284.5 million, or 308%, to $376.9 million for the three months ended June 30, 2021, compared to $92.5 million in the comparative period of 2020. The increase was mainly due to $140.7 million in gold sales at Çöpler for the second quarter of 2021, as well as higher gold sales at Seabee and Marigold and higher silver sales at Puna. Gold sales at Seabee were $67.1 million compared to nil in the comparative period of 2020 due to the temporary suspension of operations in response to COVID-19. Gold sales at Marigold were $ 29.7 million, or 37%, higher than the comparative period of 2020 due to a 29% increase in the volume of gold ounces sold and a 6% increase in the average realized gold price. Silver sales at Puna were $46.9 million, or 370%, higher than the comparative period of 2020 due to a 224% increase in the volume of silver ounces sold and a 72% increase in the average realized silver price.

SSR Mining Inc.	MD&A Q2 2021 | 18

Production costs

Production costs increased by $116.3 million, or 230%, to $166.9 million for the three months ended June 30, 2021, compared to $50.6 million in the comparative period of 2020. The increase in production costs was mainly due to $69.7 million in production costs at Çöpler, which includes $16.0 million of fair value adjustments on inventories held at the time of the acquisition that were subsequently processed and sold. Production costs at Seabee were higher mainly due to the temporary suspension of operations in response to COVID-19 in the second quarter of 2020. Production costs were 22% higher at Marigold mainly due to 29% higher gold sales volumes, offset partially by lower unit production costs. Production costs were 257% higher at Puna mainly due to 224% higher silver sales volumes, driven by higher plant throughput.

Depreciation, depletion, and amortization

Three Months Ended June 30,	2021	2020	Change
Depreciation, depletion, and amortization	$55,993	$8,966	525%
Gold equivalent ounces sold	201,504	51,559	291%
Depletion, depreciation, and amortization per gold equivalent ounce sold	$278	$174	60%
(1)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.
Depreciation, depletion, and amortization increased by $47.0 million, or 525%, to $56.0 million for the three months ended June 30, 2021 compared to $9.0 million for the comparative period of 2020. The increase in depreciation, depletion, and amortization was mainly due to $29.4 million in depreciation, depletion, and amortization at Çöpler. In addition, at Seabee, depreciation, depletion and amortization was $12.5 million compared to nil in the comparative period of 2020 due to the temporary suspension of operations in response to COVID-19 in the second quarter of 2020.

General and administrative expense

General and administrative expense for the three months ended June 30, 2021 was $15.2 million compared to $13.4 million for the comparative period of 2020. The increase in general and administrative expense was primarily related to a larger combined organization following the acquisition of Alacer, covering more locations and jurisdictions. Further, the insurance market has hardened this year across almost all insurance policy types and the Company is therefore experiencing increased rates as a result of the pricing change in the market.

Exploration, evaluation, and reclamation costs

Exploration, evaluation, and reclamation costs for the three months ended June 30, 2021 was $11.8 million compared to $4.8 million for the comparative period of 2020. Exploration and evaluation work in the second quarter of 2020 was severely restricted by COVID-19. The expenditures incurred during the second quarter of 2021 mainly relate to greenfield exploration work at Çöpler, particularly around the Saddle target and Ardich, Marigold's Trenton Canyon and work at Seabee. The expenditures incurred during the second quarter of 2020 mainly related to greenfield exploration work performed at Trenton Canyon and Seabee.

Impairment of long-lived and other assets

Impairment of long-lived and other assets for the three months ended June 30, 2021 was $22.3 million compared to nil for the comparative period of 2020. The Company recognized an impairment loss related to the Royalty Portfolio, based on the difference between the carrying amount of the assets within the Royalty Portfolio, prior to the impairment loss, and the estimated net transaction price.

Transaction and integration expense

Transaction and integration expense for the three months ended June 30, 2021 was $0.9 million compared to $2.8 million for the comparative period of 2020. These costs are associated with one-time integration costs related to the Alacer merger.

SSR Mining Inc.	MD&A Q2 2021 | 19

Interest expense

Interest expense and other finance costs for the three months ended June 30, 2021 were $4.9 million compared to $2.1 million for the comparative period of 2020. The increase in interest expense is mainly due to an increase in interest expense associated with the Term Loan and interest expense on the Air Liquide oxygen plant lease at Çöpler following the acquisition of Alacer.

Foreign exchange gain (loss)

Foreign exchange loss for the three months ended June 30, 2021 was $0.9 million compared to a foreign exchange gain of $0.1 million for the comparative period of 2020. The Company's main foreign exchange exposures are related to net monetary and non-monetary assets and liabilities denominated in ARS, CAD and TRY. During the three months ended June 30, 2021, the foreign exchange loss was mainly due to a weakening of the ARS against the USD and its impact on ARS-denominated assets at Puna, offset partially by a weakening of the TRY against the USD and its impact on TRY-denominated liabilities at Çöpler. During the three months ended June 30, 2020, the foreign exchange loss was mainly due to a weakening of the ARS against the USD and its impact on ARS-denominated assets, partially offset by a decrease in ARS-denominated liabilities, and partially due to a strengthening of the CAD against the USD and its impact on CAD-denominated assets.

Other income (expense)

Other income (expense) for the three months ended June 30, 2021 was an expense of $0.2 million compared to other income of $23.6 million for the comparative period of 2020. The change is mainly due to change in fair value of the Company's marketable securities.

Income and mining tax benefit (expense)

Income tax expense for the three months ended June 30, 2021 was $19.6 million compared to an income tax benefit of $0.7 million for the comparative period of 2020. The tax expense in the second quarter of 2021 was a result of profitable operations at all of the Company's mines, as well as gold and metal concentrate sales activities in Canada, partially offset by the impact of general and administrative expenses deductible in Canada.

The tax benefit for the three months ended June 30, 2020 is a result of the care and maintenance expenses incurred during the temporary suspension of operations at Seabee and Puna, as well as the impact of the general and administrative expenses incurred in Canada, partially offset by profitable operations at Marigold.

SSR Mining Inc.	MD&A Q2 2021 | 20

Six months ended June 30, 2021, compared to the six months ended June 30, 2020
(expressed in thousands of USD, except for per share amounts)

Net income attributable to SSR Mining shareholders for the six months ended June 30, 2021 was $183.6 million ($0.84 per share), compared to net income of $22.6 million ($0.18 per share) for the six months ended June 30, 2020. The following is a summary and discussion of the significant components of income and expenses recognized during the six months ended June 30, 2021 compared to the same period in the prior year.

	Six Months Ended June 30,
	2021	2020 (1)
Revenue	$743,434	$256,948
Operating Costs and Expenses:
Production costs	328,809	158,180
Depreciation, depletion, and amortization	109,772	32,417
General and administrative expense	22,967	15,488
Exploration, evaluation, and reclamation costs	21,252	12,317
Care and maintenance expense	—	21,086
Impairment of long-lived and other assets	22,349	—
Transaction and integration expense	5,386	2,805
Operating income	232,899	14,655
Other income (expense):
Interest expense and other finance costs	(9,835)	(5,256)
Other income (expense)	(1,793)	7,922
Foreign exchange (loss) gain	(1,309)	836
Total other income (expense)	(12,937)	3,502
Income before income and mining taxes	219,962	18,157
Income and mining tax benefit (expense)	(13,198)	4,435
Equity income (loss) of affiliates	$(1,521)	$—
Net income	$205,243	$22,592
Net loss (income) attributable to non-controlling interest	(21,664)	—
Net income attributable to SSR Mining shareholders	183,579	22,592
(1)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Revenue

Revenue increased by $486.5 million, or 189%, to $743.4 million for the six months ended June 30, 2021, compared to $256.9 million in the comparative period of 2020. The increase was mainly due to $292.2 million in gold sales at Çöpler for the six months ended June 30, 2021, in addition to higher gold sales at Seabee and Marigold and higher silver sales at Puna. Gold sales at Seabee were $68.1 million, or 152%, higher than the comparative period of 2020 due to a 126% increase in the volume of gold ounces sold, driven by higher production as a result of no COVID-19 related shutdowns in 2021, and a 12% increase in the average realized gold price. Gold sales at Marigold were $53.6 million, or 31%, higher than the comparative period of 2020 due to a 20% increase in the volume of gold ounces sold and a 10% increase in the average realized gold price. Silver sales at Puna were $72.5 million, or 180% higher than the comparative period of 2020 due to a 65% increase in the volume of silver ounces sold, driven by higher production as a result of no COVID-19 related shutdowns in 2021, and a 55% increase in the average realized silver price.

SSR Mining Inc.	MD&A Q2 2021 | 21

Production costs

Production costs increased by $170.6 million, or 108%, to $328.8 million for the six months ended June 30, 2021, compared to $158.2 million in the comparative period of 2020. The increase in production costs was mainly due to $136.2 million in production costs at Çöpler, which includes $32.0 million of fair value adjustments on inventories held at the time of the acquisition that were subsequently processed and sold. Production costs were 3% higher at Marigold mainly due to 20% higher gold sales volumes, offset partially by lower unit production costs. Production costs were 101% higher at Seabee mainly due to 126% higher gold sales volumes, driven by higher production as a result of no COVID-19 related shutdowns in 2021. Production costs were 37% higher at Puna mainly due to 65% higher silver sales volumes, offset partially by lower unit production costs.

Depreciation, depletion, and amortization

Six Months Ended June 30,	2021	2020 (1)	Change
Depreciation, depletion, and amortization	$109,772	$32,417	239%
Gold equivalent ounces sold	402,994	156,025	158%
Depletion, depreciation, and amortization per gold equivalent ounce sold	$272	$208	31%
(1)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Depreciation, depletion, and amortization increased by $77.4 million, or 239%, to $109.8 million for the six months ended June 30, 2021 compared to $32.4 million for the comparative period of 2020. The increase in depreciation, depletion, and amortization was mainly due to $59.9 million in depreciation, depletion, and amortization at Çöpler. In addition, at Seabee, depreciation, depletion, and amortization increased by $12.2 million, or 123% due to the temporary suspension of operations in response to COVID-19 in the second quarter of 2020.

General and administrative expense

General and administrative expense for the six months ended June 30, 2021 was $23.0 million compared to $15.5 million for the comparative period of 2020. The increase in general and administrative expense is primarily related to a larger combined organization following the acquisition of Alacer that covers more locations and jurisdictions. Further, the insurance market has hardened this year across almost all insurance policy types and the Company is experiencing increased rates as a result of the pricing change in the market.

Exploration, evaluation, and reclamation costs

Exploration, evaluation, and reclamation costs for the six months ended June 30, 2021 was $21.3 million compared to $12.3 million for the comparative period of 2020. Exploration and evaluation work in the six months ended June 30, 2020 was severely restricted by COVID-19. The expenditures incurred during the six months ended June 30, 2021 mainly relate to greenfield exploration work at Çöpler, particularly around the Saddle target and Ardich, Trenton Canyon and work at Seabee. The expenditures incurred during the six months ended June 30, 2020 mainly related to greenfield exploration work performed at Trenton Canyon and Seabee.

Impairment of long-lived and other assets

Impairment loss for the six months ended June 30, 2021 was $22.3 million compared to nil for the comparative period of 2020. The Company recognized an impairment loss related to the Royalty Portfolio, based on the difference between the carrying amount of the assets within the Royalty Portfolio, prior to the impairment loss, and the estimated net transaction price.

Transaction and integration expense

Transaction and integration expense for the six months ended June 30, 2021 was $5.4 million compared to $2.8 million for the comparative period of 2020. These costs are associated with the acquisition and integration activities related to the merger with Alacer.

SSR Mining Inc.	MD&A Q2 2021 | 22

Interest expense

Interest expense for the six months ended June 30, 2021 were $9.8 million compared to $5.3 million for the comparative period of 2020. The increase in interest expense is mainly due to an increase in interest expense associated with the Term Loan and interest expense on the Air Liquide oxygen plant lease following the acquisition of Alacer.

Other income (expense)

Other income (expense) for the six months ended June 30, 2021 was an expense of $1.8 million compared to other income of $7.9 million for the comparative period of 2020. The change is mainly due to the change in fair value of the the Company's marketable securities.

Foreign exchange gain (loss)

Foreign exchange loss for the six months ended June 30, 2021 was $1.3 million compared to a foreign exchange gain of $0.8 million for the comparative period of 2020. The Company's main foreign exchange exposures are related to net monetary assets and liabilities denominated in ARS, CAD and TRY. During the six months ended June 30, 2021, the foreign exchange loss was mainly due to a weakening of the ARS against the USD and its impact on ARS-denominated assets at Puna, offset partially by a weakening of the TRY against the USD and its impact on TRY-denominated liabilities at Çöpler. During the six months ended June 30, 2020, the foreign exchange gain was mainly due to a weakening of the CAD against the USD and its impact on CAD-denominated liabilities at Seabee and Corporate.

Income and mining tax benefit (expense)

Income tax expense for the six months ended June 30, 2021 was $13.2 million compared to a benefit of $4.4 million for the comparative period of 2020. . The tax expense in the first six months of 2021 was a result of profitable operations at all of the Company's mines, as well as gold and metal concentrate sales activities in Canada, partially offset by the impact of general and administrative expenses deductible in Canada. Income tax expense for the six months ended June 30, 2021 includes deferred tax benefit of $49.7 million related to the impact of foreign exchange rate changes on foreign currency denominated deferred tax balances principally at Çöpler and Puna.

The tax expense for the six months ended June 30, 2020 is a result of profitable operations at Marigold and Seabee, the metal concentrate and gold sales activities in Canada, offset partially by the impact of care and maintenance expenses related to the temporary suspension of operations at the Seabee and Puna, as well as the impact of the general and administrative expenses incurred in Canada. This increase in tax expense is offset by tax benefits associated with foreign rate differentials and depletion benefits.

8.LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes the Company's cash flow activity:
(expressed in thousands of USD, except for per share amounts)

	Six Months Ended June 30,
	2021	2020 (1)
Cash generated by operating activities	$263,256	$55,687
Cash (used in) generated by investing activities	(86,450)	15,183
Cash used in by financing activities	(166,835)	(113,143)
Effect of foreign exchange rate changes on cash and cash equivalents	(247)	342
Increase (decrease) in cash and cash equivalents	9,724	(41,931)
Cash, cash equivalents, and restricted cash, beginning of period	895,921	505,985
Cash, cash equivalents, and restricted cash, end of period	$905,645	$464,054
(1)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Cash generated by operating activities

SSR Mining Inc.	MD&A Q2 2021 | 23

For the six months ended June 30, 2021, cash generated by operating activities was $263.3 million compared to cash generated by operating activities of $55.7 million in the comparative period of 2020. The increase in cash generated by operating activities compared to the comparative period of 2020 is mainly due to higher operating income across all mine operations. Çöpler generated operating income of $84.9 million, while operating income increased by $62.8 million, $47.7 million and $49.6 million at Puna, Seabee and Marigold, respectively, compared to the comparative period of 2020. This increase was offset partially by increases in trade receivables at Puna in the second quarter of 2021 due to timing of concentrate sales during the first half of 2021 and decreases in accounts payable and accrued liabilities from payment of royalties particularly related to Çöpler.

Cash (used in) generated by investing activities

For the six months ended June 30, 2021, cash used in investing activities was $86.5 million compared to cash generated by investing activities of $15.2 million in the comparative period of 2020. The increase in cash used in investing activities compared to the comparative period of 2020 is mainly due to a decrease of $29.6 million proceeds received on the sale of marketable securities as the Company divested its equity position in SilverCrest in the second quarter of 2020. The increase in cash used in investing activities is also due to a $40.3 million increase in plant and equipment purchases, driven by expenditures at Çöpler, as well as $7.1 million more spent on underground mine development at Seabee due to planned increases in development rates.

Cash used in by financing activities

For the six months ended June 30, 2021, cash used in financing activities was $166.8 million compared to cash used in financing activities of $113.1 million in the comparative period of 2020. For the six months ended June 30, 2021, cash used in financing activities was primarily related to $70.3 million of common shares repurchased under the Company's share re-purchase program, $35.0 million of principal repaid on the Term Loan, $38.1 million of dividends paid to the non-controlling interest in Çöpler and $22.0 million of dividends paid to equity holders of SSR Mining. For the six months ended June 30, 2020, cash used in financing activities was primarily related to the redemption of $115.0 million of convertible notes.

Liquidity

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities as they fall due. The Company manages its liquidity risk through a rigorous planning, budgeting and forecasting process, which is reviewed and updated on a regular basis, to help determine the funding requirements to support its current operations, expansion and development plans, and by managing its capital structure. The Company's objective is to ensure that there are sufficient committed financial resources to meet its business requirements for a minimum of twelve months.

On a longer-term basis, the Company continues to focus on capital allocation and its cost reduction strategy, while also implementing various optimization activities at its operations to improve the cash generating capacity of each operation.

At June 30, 2021, the Company had $905.6 million of cash, cash equivalents, and restricted cash, an increase of $9.7 million from December 31, 2020, mainly due to positive income from mine operations generated at each of the Company's operations, offset partially by financing and investing cash outflows.

At June 30, 2021, the Company's working capital position was $1,225.0 million, an increase of $50.5 million from $1,174.5 million at December 31, 2020. At June 30, 2021, the Company held $831.6 million of its cash and cash equivalents balance in USD. Additionally, $2.0 million of cash and cash equivalents was held in TRY and $24.2 million was held in ARS. All cash equivalents are invested in short-term investments or high interest savings accounts under the Company's investment policy with maturities of 90 days or less, providing the Company with sufficient liquidity to meet its foreseeable needs.

The Company periodically enters into contracts in the normal course of business that give rise to commitments for future minimum payments. There were no new significant commitments subsequent to December 31, 2020.

SSR Mining Inc.	MD&A Q2 2021 | 24

8.LIQUIDITY AND CAPITAL RESOURCES (continued)

Capital Resources

The Company's objectives when managing capital are to:
▪safeguard its ability to continue as a going concern in order to develop and operate its current projects and pursue strategic growth initiatives; and
▪maintain a flexible capital structure which lowers its cost of capital.

In assessing capital structure, the Company includes the components of shareholders’ equity, the 2019 Notes, the Term Loan and the Credit Facility. In order to facilitate the management of capital requirements, the Company prepares annual budgets and continuously monitors and reviews actual and forecasted cash flows. The annual budget is monitored and approved by the Company's Board of Directors. To maintain or adjust the capital structure, the Company may, from time to time, issue new shares or debt, repay debt or dispose of non-core assets. The Company expects its current capital resources will be sufficient to meet its business requirements for a minimum of twelve months.

On June 7, 2021, the Company amended its previous revolving credit facility which expired on June 8, 2021, increasing the facility size from $75 million to $200 million and extending the maturity by four years to June 8, 2025. The Amended Credit Facility also includes an accordion feature that increased from $25 million to $100 million.

The Amended Credit Facility may be used by the Company for working capital, reclamation bonding and other general corporate purposes. Amounts drawn under the Amended Credit Facility are subject to variable interest rates at LIBOR plus an applicable margin ranging from 2.00% to 3.00%, based on the Company's net leverage ratio. Undrawn amounts are subject to a standby fee ranging from 0.40% to 0.60%, based on the Company's net leverage ratio. As of June 30, 2021, the amended credit facility is undrawn.

As of June 30, 2021, the Company was in compliance with its externally-imposed financial covenants in relation to the Term Loan and Credit Facility. The Company does not have any financial covenants in relation to the 2019 Notes.

Many interbank offer rates (IBORs) are expected to be replaced by new alternative benchmark rates in the next few years. The Company's Term Loan, Credit Facility and interest rate swap contracts are indexed to London interbank offered rates ("LIBOR") that have not yet transitioned to alternative benchmark rates at the end of the current reporting period. For the Credit Facility, the Company has implemented fallback language in the loan agreements to allow for a transition from LIBOR to either the Secured Overnight Financing Rate ("SOFR") or an alternative benchmark reference rate as agreed upon by the Company and respective syndicate of lenders. For the Term Loan, the Company is currently working with the syndicate of lenders to assess the potential alternatives to the use of LIBOR. For the interest rate swap contracts, considering the short term to maturity, as well as the current expected timing of changes to alternative benchmark rates, the Company does not expect to transition to an alternative benchmark rate.

Outstanding share data

As at June 30, 2021, the Company had 216,298,819 common shares and 936,793 stock options outstanding. The stock options outstanding are exercisable into common shares at exercise prices ranging between C$7.27 and C$29.09 per share.

The Company's authorized capital consists of an unlimited number of common shares without par value. As at August 4, 2021, the following common shares and options were outstanding:

	Number of shares	Exercise price	Remaining life
		CAD $	(years)
Capital stock	214,301,882
Stock options	930,011	7.27 - 29.09	0.49 - 5.83
Other share-based compensation awards	1,141,886		0.16 - 8.43
Fully diluted	216,373,779

SSR Mining Inc.	MD&A Q2 2021 | 25

9.FINANCIAL INSTRUMENTS

The Company is exposed to a variety of financial risks as a result of its operations, including market risk (which includes price risk, currency risk and interest rate risk), credit risk, liquidity risk and capital risk. The Company's overall risk management strategy seeks to reduce potential adverse effects on its financial performance.

The Company may, from time to time, use foreign exchange contracts, commodity price contracts, equity hedges and interest rate swaps to manage its exposure to fluctuations in foreign currency, metal and energy prices, marketable securities values and interest rates. The Company does not have a practice of trading derivatives. The Company's use of derivatives is limited to specific programs to manage fluctuations in foreign exchange, diesel prices, interest rates and marketable securities risks, which are subject to the oversight of its Board of Directors.

The risks associated with the Company's financial instruments, and the policies on how the Company mitigates those risks are set out below. This is not intended to be a comprehensive discussion of all risks. There were no significant changes to the Company's exposures to these risks or the management of its exposures during the six months ended June 30, 2021.
a)Market Risk
This is the risk that the fair values of financial instruments will fluctuate due to changes in market prices. The significant market risks to which the Company is exposed are price risk, currency risk and interest rate risk.
(i)Price Risk
This is the risk that the fair values or future cash flows of the Company's financial instruments will fluctuate because of changes in market prices.
The Company has not hedged the price of any metal as part of its overall corporate strategy.
As the Company does not have trade receivables relating to gold sales, changes in gold prices do not impact the value of any financial instruments. The Company does have price risk related to provisionally priced receivables related to its concentrate sales.
The costs relating to the Company's production activities vary depending on market prices of consumables, including diesel fuel and electricity. The Company hedges a portion of its future cash flows relating to diesel consumption through swap and option contracts within limits set under a risk management policy approved by the Board of Directors to manage exposure to fluctuations in diesel prices. In addition, due to the ice road supply at Seabee, the Company purchases annual consumable supplies in advance at prices which are generally fixed at the time of purchase, and not during the period of use.
During the second quarter of 2021, the Company did not enter into any additional diesel hedges at Marigold and Seabee. As at June 30, 2021, the Company has not hedged future anticipated diesel consumption at Çöpler or Puna. If and when it is determined to be favorable, the Company may execute additional diesel fuel hedges under its risk management policy.
(ii)Currency Risk
Currency risk is the risk that the fair values or future cash flows of the Company's financial instruments will fluctuate because of changes in foreign exchange rates. Exchange rate fluctuations affect the costs the Company incurs at its operations. Gold, silver, lead and zinc are sold in USD and the Company's costs are principally in USD, TRY, CAD and ARS. The appreciation or depreciation of foreign currencies against the USD can increase or decrease the cost of metal production and capital expenditures in USD terms. The Company is also exposed to currency risk arising from cash, cash equivalents and restricted cash held in foreign currencies, marketable securities, accounts receivable and other financial assets, trade and other payables, lease liabilities, other financial liabilities, and income and other taxes receivable (payable) denominated in foreign currencies. Further, the Company is exposed to currency risk through non-monetary assets and liabilities and tax bases of assets, liabilities and losses of entities whose taxable profit or tax loss are denominated in foreign currencies. Changes in exchange rates give rise to temporary differences resulting in a deferred tax liability or asset with the resulting deferred tax charged or credited to income tax expense, respectively.

Effective September 2, 2019, Argentina introduced new Central Bank regulations which require export proceeds to be converted into ARS within five business days of such proceeds entering the country. These provisions were intended to be temporary until December 31, 2019, however, the provisions remained in effect as at June 30, 2021. While these provisions remain in effect, the Company is unable to hold funds in Argentina in USD, which may increase its exposure to the ARS.

SSR Mining Inc.	MD&A Q2 2021 | 26

9.FINANCIAL INSTRUMENTS (continued)
a)Market Risk (continued)
(iii)Interest Rate Risk
Interest rate risk is the risk that the fair values or future cash flows of the Company's financial instruments will fluctuate because of changes in market interest rates. The Company manages interest rate risk by maintaining an investment policy for short-term investments and cash held in banks, which focuses on preservation of capital and liquidity. As at June 30, 2021, the Company is exposed to interest rate cash flow risk arising from its cash and restricted cash in bank accounts that earn variable interest rates, and interest expense on variable rate borrowings. The Company's variable rate borrowings are comprised of the Term Loan, which is subject to a variable interest rate of LIBOR plus 3.50% to 3.70%, and the Credit Facility, which is subject to a variable interest rate of LIBOR plus 2.00% to 3.00%. The Company has not drawn on the Credit Facility as at June 30, 2021.

Future net cash flows from interest income on cash, restricted cash, and interest expense on variable rate borrowings will be affected by interest rate fluctuations. To mitigate exposures to interest rate risk, the Company may purchase short-term investments at market interest rates that result in fixed yields to maturity. The Company holds interest rate swaps to limit exposure to the impact of the variable LIBOR interest rate volatility. As at June 30, 2021, approximately 30% of the outstanding Term Loan balance is covered through interest rate swap contracts through the duration of the interest rate hedge program, ending in December 2021.

As at June 30, 2021, the Company is exposed to interest rate fair value risk on the 2019 Notes which is subject to a fixed interest rate. A change in interest rates would impact the fair value of the 2019 Notes. However, as the 2019 Notes are measured at amortized cost, there would be no impact on the Company's financial results.

a)Credit Risk

Credit risk is the risk that the counterparty to a financial instrument will cause a financial loss for the Company by failing to discharge its obligations under the terms of the financial contract. The Company's credit risk is limited to the following instruments:

(i)Credit risk related to financial institutions and cash deposits

Credit risk related to financial institutions and cash deposits is managed by diversifying cash and cash equivalents and restricted cash holdings among various financial institutions and by investing those holdings in diverse investment types including short term investment grade securities and money market fund holdings, including bankers’ acceptances, guaranteed investment contracts, corporate commercial paper, and United States treasury bills and notes in accordance with the Company’s investment policy. Investment objectives are primarily directed towards preservation of capital and liquidity. The investment policy provides limitations on concentrations of credit risk, credit quality, and the duration of investments, as well as minimum rating requirements for banks and financial institutions that hold the Company’s cash and cash equivalents and restricted cash.

(ii)Credit risk related to trade receivables

The Company is exposed to credit risk through its trade receivables on concentrate sales, which are principally with internationally-recognized counterparties. Payments of receivables are scheduled, routine and received within a contractually agreed time frame, typically up to 90 days. The Company manages this risk through provisional payments of approximately 90% of the value of the concentrate shipped and through transacting with multiple counterparties.

(iii)Credit risk related to other financial assets and VAT receivables

The Company is exposed to credit risk through its value-added tax ("VAT") receivables and other receivables that are collectible from the governments of Turkey and Argentina. With respect to VAT in Turkey, the balance is expected to be recoverable in full. With respect to VAT in Argentina, the balance is expected to be recoverable in full; however, due to legislative rules and the complex collection process, a portion of the asset is classified as non-current until government approval of the recovery claim is approved. Management monitors its exposure to credit risk on a continual basis. At June 30, 2021, no amounts were held as collateral.

SSR Mining Inc.	MD&A Q2 2021 | 27

10.RISKS AND UNCERTAINTIES

The mining industry involves many risks including global pandemics which are inherent to the nature of the business, global economic trends and economic, environmental and social conditions in the geographical areas of operation. As a result, the Company is subject to a number of risks and uncertainties, each of which could have an adverse effect on its operating results, business prospects or financial position. The Company continuously assesses and evaluates these risks, seeking to minimize them by implementing high operating standards and processes to identify, assess, report and monitor risk across the organization.

For a comprehensive list of other known risks and uncertainties affecting the business, please refer to the section entitled “Risk Factors” in the Company's most recent Annual Information Form, which is available at www.sedar.com, and the Company's most recent Annual Report on Form 40-F, which is available on the EDGAR section of the SEC website at www.sec.gov.

11.NON-GAAP FINANCIAL MEASURES

The Company has included certain non-GAAP performance measures throughout this document. These performance measures are employed by the Company to measure its operating and economic performance internally and to assist in decision-making, as well as to provide key performance information to senior management. The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, certain investors and other stakeholders also use this information to evaluate its operating and financial performance; however, these non-GAAP performance measures do not have any standardized meaning. Accordingly, these performance measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with US GAAP. These non-GAAP measures should be read in conjunction with the Company's consolidated financial statements.
Non-GAAP Measure - Cash Costs Per Ounce Sold
The Company uses cash costs per ounce of precious metals sold, a non-GAAP financial measure, to monitor its operating performance internally, including operating cash costs, and for internal decision making. The Company believes this measure provides investors and analysts with useful information about its underlying cash costs of operations and the impact of by-product credits on its cost structure. The Company also believes it is a relevant metric used to understand its operating profitability and ability to generate cash flow. When deriving the production costs associated with an ounce of precious metal, the Company includes the by-product credits as it considers the cost to produce the gold or silver is reduced as a result of the by-product sales incidental to the gold and silver production process, thereby allowing management and other stakeholders to assess the net costs of gold and silver production. In calculating cash costs per ounce, the Company also excludes the impact of specific items that are significant, but not reflective of its underlying operations, including the impact of measuring inventories at fair value in connection with business combinations. When deriving the number of ounces of precious metal sold, the Company considers the physical ounces available for sale after the treatment and refining process, commonly referred to as payable metal, as this is what is sold to third parties.

The following tables provide a reconciliation of cash costs per ounce sold to the consolidated financial statements:

SSR Mining Inc.	MD&A Q2 2021 | 28

	Three Months Ended June 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Total
Production costs	$69,737	$51,590	$15,467	$30,152	$166,946
By-product credits	(1,218)	(24)	(30)	(11,433)	(12,705)
Treatment and refining charges	—	67	71	4,159	4,297
Incremental COVID-19 related costs (1)	—	(272)	(1,470)	(861)	(2,603)
Fair value adjustment on acquired inventories	(15,975)	—	—	—	(15,975)
Cash costs	$52,544	$51,361	$14,038	$22,017	$139,960

Gold sold (oz)	76,872	60,000	36,700	—	173,572
Silver sold (oz)	—	—	—	1,914,030	1,914,030
Gold equivalent sold (oz) (2, 3)	76,872	60,000	36,700	27,932	201,504

Cash cost per gold ounce sold	$684	$856	$383	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.50	N/A
Cash cost per gold equivalent ounce sold	$684	$856	$383	$788	$695

SSR Mining Inc.	MD&A Q2 2021 | 29

11.NON-GAAP FINANCIAL MEASURES (continued)

	Three Months Ended June 30, 2020 (4)
(in thousands of USD, unless otherwise noted)	Marigold	Seabee	Puna	Total
Production costs	$42,166	$—	$8,440	$50,606
By-product credits	(9)	—	51	42
Treatment and refining charges	41	—	635	676
Cash costs	$42,198	$—	$9,126	$51,324

Gold sold (oz)	46,350	—	—	46,350
Silver sold (oz)	—	—	580,590	580,590
Gold equivalent sold (oz) (2, 3)	46,350	—	5,209	51,559

Cash cost per gold ounce sold	$910	$—	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	$15.72	N/A
Cash cost per gold equivalent ounce sold	$910	$—	$1,752	$995

	Six Months Ended June 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Total
Production costs	$136,154	$105,301	$32,028	$55,326	$328,809
By-product credits	(3,007)	(60)	(62)	(18,282)	(21,411)
Treatment and refining charges	—	261	259	7,480	8,000
Incremental COVID-19 related costs (1)	—	(603)	(2,322)	(1,755)	(4,680)
Fair value adjustment on acquired inventories	(32,044)	—	—	—	(32,044)
Cash costs	$101,103	$104,899	$29,903	$42,769	$278,674

Gold sold (oz)	159,374	125,012	62,466	—	346,852
Silver sold (oz)	—	—	—	3,863,116	3,863,116
Gold equivalent sold (oz) (2, 3)	159,374	125,012	62,466	56,142	402,994

Cash cost per gold ounce sold	$634	$839	$479	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	N/A	$11.07	N/A
Cash cost per gold equivalent ounce sold	$634	$839	$479	$762	$692

SSR Mining Inc.	MD&A Q2 2021 | 30

11.NON-GAAP FINANCIAL MEASURES (continued)

	Six Months Ended June 30, 2020 (4)
(in thousands of USD, unless otherwise noted)	Marigold	Seabee	Puna	Total
Production costs	$102,035	$15,902	$40,243	$158,180
By-product credits	(19)	(8)	(6,783)	(6,810)
Treatment and refining charges	70	38	2,693	2,801
Cash costs	$102,086	$15,932	$36,153	$154,171

Gold sold (oz)	104,350	27,700	—	132,050
Silver sold (oz)	—	—	2,318,791	2,318,791
Gold equivalent sold (oz) (2, 3)	104,350	27,700	24,224	156,274

Cash cost per gold ounce sold	$978	$575	N/A	N/A
Cash cost per silver ounce sold	N/A	N/A	$15.59	N/A
Cash cost per gold equivalent ounce sold	$978	$575	$1,492	$987
(1)COVID-19 related costs include direct, incremental costs associated with COVID-19.
(2)Gold equivalent ounces have been established using realized metal prices per ounce of precious metal sold in the period and applied to the recovered metal content of the gold and silver sold by Çöpler, Marigold, Seabee and Puna. The Company has not included lead and zinc as they are considered a by-product.
(3)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(4)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

Non-GAAP Measure - AISC Per Ounce Sold

AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its by-product cash costs. Additionally, the Company includes sustaining capital expenditures, sustaining mine-site exploration and evaluation costs, reclamation cost accretion and amortization and general and administrative expenses. This measure seeks to reflect the ongoing cost of gold and silver production from current operations; therefore, expansionary capital and non-sustaining expenditures are excluded. Certain other cash expenditures, including tax payments and financing costs are also excluded.

The Company believes that this measure represents the total costs of producing gold and silver from current operations and provides the Company and other stakeholders with additional information about its operating performance and ability to generate cash flows. It allows the Company to assess its ability to support capital expenditures and to sustain future production from the generation of operating cash flows.

As described above, AISC includes total production costs incurred at the Company's mining operations, which forms the basis of its cash costs and which are reconciled to reported production costs in the tables above.

SSR Mining Inc.	MD&A Q2 2021 | 31

11.NON-GAAP FINANCIAL MEASURES (continued)

The following tables provide a reconciliation of total AISC per ounce to the consolidated financial statements:

	Three Months Ended June 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$52,544	$51,361	$14,038	$22,017	$—	$139,960
Sustaining capital expenditures	9,308	12,493	—	2,245	—	24,046
Sustaining exploration and evaluation expense	57	835	6,916	35	—	7,843
Reclamation cost accretion and amortization	559	779	201	406	—	1,945
General and administrative expense and share-based compensation expense	894	—	118	538	13,657	15,207
Total AISC	$63,362	$65,468	$21,273	$25,241	$13,657	$189,001

Gold sold (oz)	76,872	60,000	36,700	—	—	173,572
Silver sold (oz)	—	—	—	1,914,030	—	1,914,030
Gold equivalent sold (oz) (1, 2)	76,872	60,000	36,700	27,932	—	201,504

AISC per gold ounce sold	$824	$1,091	$580	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$13.19	N/A	N/A
AISC per gold equivalent ounce sold	$824	$1,091	$580	$904	N/A	$938

	Three Months Ended June 30, 2020 (3)
(in thousands of USD, unless otherwise noted)	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$42,198	$—	$9,126	$—	$51,324
Sustaining capital expenditures	13,867	2,251	1,773	—	17,891
Sustaining exploration and evaluation expense	616	—	5	—	621
Care and maintenance	—	11,076	8,680	—	19,756
Reclamation cost accretion and amortization	473	71	443	—	987
General and administrative expense and share-based compensation expense	1,090	323	150	11,802	13,365
Total AISC	$58,244	$13,721	$20,177	$11,802	$103,944

Gold sold (oz)	46,350	—	—	—	46,350
Silver sold (oz)	—	—	580,590	—	580,590
Gold equivalent sold (oz) (1, 2)	46,350	—	5,209	—	51,559

AISC per gold ounce sold	$1,257	$—	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	$34.75	N/A	N/A
AISC per gold equivalent ounce sold	$1,257	$—	$3,873	N/A	$2,016

SSR Mining Inc.	MD&A Q2 2021 | 32

11.NON-GAAP FINANCIAL MEASURES (continued)

	Six Months Ended June 30, 2021
(in thousands of USD, unless otherwise noted)	Çöpler	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$101,103	$104,899	$29,903	$42,769	$—	$278,674
Sustaining capital expenditures	16,572	35,906	19,662	5,521	—	77,661
Sustaining exploration and evaluation expense	220	989		54	—	1,263
Reclamation cost accretion and amortization	1,384	1,440	317	812	—	3,953
General and administrative expense and share-based compensation expense	4,989	(103)	27	1,622	16,432	22,967
Total AISC	$124,268	$143,131	$49,909	$50,778	$16,432	$384,518

Gold sold (oz)	159,374	125,012	62,466	—	—	346,852
Silver sold (oz)	—	—	—	3,863,116	—	3,863,116
Gold equivalent sold (oz) (1, 2)	159,374	125,012	62,466	56,142	—	402,994

AISC per gold ounce sold	$780	$1,145	$799	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	N/A	$13.14	N/A	N/A
AISC per gold equivalent ounce sold	$780	$1,145	$799	$904	N/A	$954

	Six Months Ended June 30, 2020 (3)
(in thousands of USD, unless otherwise noted)	Marigold	Seabee	Puna	Corporate	Total
Cash costs	$102,086	$15,932	$36,153	$—	$154,171
Sustaining capital expenditures	28,132	14,345	3,861	—	46,338
Sustaining exploration and evaluation expense	1,348	—	155	—	1,503
Care and maintenance	—	11,076	10,010	—	21,086
Reclamation cost accretion and amortization	945	142	885	—	1,972
General and administrative expense and share-based compensation expense	463	116	358	14,552	15,489
Total AISC	$132,974	$41,611	$51,422	$14,552	$240,559

Gold sold (oz)	104,350	27,700	—	—	132,050
Silver sold (oz)	—	—	2,318,791	—	2,318,791
Gold equivalent sold (oz) (1, 2)	104,350	27,700	24,224	—	156,274

AISC per gold ounce sold	$1,274	$1,502	N/A	N/A	N/A
AISC per silver ounce sold	N/A	N/A	$22.18	N/A	N/A
AISC per gold equivalent ounce sold	$1,274	$1,502	$2,123	N/A	$1,539

(1)Gold equivalent ounces have been established using realized metal prices per ounce of precious metal sold in the period and applied to the recovered metal content of the gold and silver sold by Çöpler, Marigold, Seabee and Puna. The Company has not included lead and zinc as they are considered a by-product.
(2)Gold equivalent ounces sold may not re-calculate based on amounts presented in this table due to rounding.
(3)The Company was not entitled to the economic benefits of Çöpler prior to the acquisition, financial data for the periods prior to September 16, 2020 are not provided.

SSR Mining Inc.	MD&A Q2 2021 | 33

11.NON-GAAP FINANCIAL MEASURES (continued)

Non-GAAP Measure - Adjusted Attributable Net Income

Adjusted attributable net income and adjusted attributable net income per share are used by management and investors to measure the Company's underlying operating performance. Adjusted attributable net income is defined as net income adjusted to exclude the after-tax impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impact of measuring inventories and mineral properties at fair value in connection with business combinations; impairment adjustments and reversals; foreign exchange gains (losses), including those related to deferred tax balances; transaction and integration expenses; changes in tax rates for fair value adjustments and other non-recurring items.

Prior to the third quarter of 2020, adjusted attributable net income was also adjusted to exclude non-cash finance expense, net of non-cash finance income and any write-downs of inventories to net realizable value. These items are no longer excluded as they are considered to occur from time to time in the normal course of operations. In addition, in prior periods, adjustments to net income were not individually tax-effected. The Company's calculation of adjusted attributable net income now tax effects each adjusting item within the "income tax impact related to above adjustments" line item. The calculations of adjusted attributable net income and adjusted attributable net income per share for prior periods conform with the presentation in the current period.

The following table provides a reconciliation of adjusted attributable net income to the consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of USD, unless otherwise noted)	2021	2020	2021	2020
Net income attributable to SSR Mining shareholders	$74,719	$16,354	$183,579	$22,592
Adjustments:
Fair value adjustment on acquired assets (1)	24,254	—	49,479	—
COVID-19 related costs (2)	2,603	—	4,680	—
Foreign exchange loss (gain)	930	(83)	1,309	(836)
Transaction and integration expense	894	2,805	5,386	2,805
Impairment of long-lived and other assets	22,345	—	22,349
Changes in fair value of investments	1,362	(21,746)	1,947	(5,868)
Loss (gain) on sale of mineral properties, plant and equipment	(1,636)	623	(1,614)	1,680
Income tax impact related to above adjustments	(10,198)	1,469	(16,841)	(980)
Foreign exchange (gain) loss and inflationary impacts on tax balances (3)	(12,558)	2,759	(37,637)	(1,150)
Impact of tax rate change on fair value adjustments	4,608	—	4,608	—
Adjusted net income attributable to equity holders of SSR Mining	$107,323	$2,181	$217,245	$18,243

Weighted average shares outstanding ('000s)	219,030	123,275	219,409	123,252
Adjusted basic attributable income per share to equity holders of SSR Mining	0.49	0.02	0.99	0.15

(1)Fair value adjustments on acquired assets relate to the acquisition of Alacer's inventories and mineral properties.
(2)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.
(3)Foreign exchange loss on tax balances relates mainly to the impact of foreign exchange rate changes on foreign currency denominated tax balances principally at Çöpler and Puna.

SSR Mining Inc.	MD&A Q2 2021 | 34

11.NON-GAAP FINANCIAL MEASURES (continued)
Non-GAAP Measure - Free Cash Flow

The Company uses free cash flow, a non-GAAP financial measure, to supplement information in its consolidated financial statements. The Company believes that in addition to conventional measures prepared in accordance with US GAAP, certain investors and analysts use this information to evaluate the ability of the Company to generate cash flow after capital investments and build the Company's cash resources. The Company calculates free cash flow by deducting cash capital spending from cash generated by operating activities.

Free cash flow is reconciled to the amounts included in the consolidated statements of cash flows as follows:

	Six Months Ended June 30,
(in thousands of USD, unless otherwise noted)	2021	2020
Cash generated by operating activities	$263,256	$55,687
Additions to mineral property, plant and equipment	(93,247)	(52,947)
Free cash flow	$170,009	$2,740

Non-GAAP Measure - Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") and Adjusted EBITDA

EBITDA represents net income before interest, taxes, depreciation, and amortization. EBITDA is an indicator of the Company's ability to generate liquidity by producing operating cash flow to fund working capital needs, service debt obligations, and fund capital expenditures.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, adjusted to exclude the impact of specific items that are significant, but not reflective of the Company's underlying operations, including the impact of measuring inventories at fair value in connection with business combinations; impairment adjustments and reversals; foreign exchange gains (losses); transaction and integration expenses; unrealized gains (losses) on derivatives; and other non-recurring items.

The following is a reconciliation of EBITDA and adjusted EBITDA to the consolidated financial statements:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands of USD, unless otherwise noted)	2021	2020	2021	2020
Net income attributable to equity holders of SSR Mining	$74,719	$16,354	$183,579	$22,592
Net income (loss) attributable to non-controlling interests	3,073	—	21,664	—
Depletion, depreciation and amortization	55,993	8,966	109,772	32,417
Interest expense	4,891	2,062	9,835	5,256
Income and mining tax expense (benefit)	19,578	(724)	13,198	(4,435)
EBITDA	$158,254	$26,658	$338,048	$55,830
Fair value adjustment on acquired inventories	15,975	—	32,044	—
COVID-19 related costs (2)	2,603	—	4,680	—
Foreign exchange loss (gain)	930	(83)	1,309	(836)
Transaction and integration expense	894	2,805	5,386	2,805
Impairment of long-lived and other assets	22,345	—	22,349	—
Changes in fair value of investments	$1,362	(21,746)	1,947	(5,868)
Loss (gain) on sale of mineral properties, plant and equipment	(1,636)	623	(1,614)	1,680
Adjusted EBITDA	$200,727	$8,257	$404,149	$53,611
(1)COVID-19 related costs include direct, incremental costs associated with COVID-19 at all operations.

SSR Mining Inc.	MD&A Q2 2021 | 35

12.CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Basis of preparation and accounting policies

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Previously, the Company prepared its consolidated financial statements under International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board, as permitted by securities regulators in Canada, as well as in the United States under the status of a Foreign Private Issuer as defined by the United States Securities and Exchange Commission ("SEC").

As of June 30, 2021, the Company determined that it no longer qualified as a Foreign Private Issuer under the SEC rules. As a result, beginning January 1, 2022 the Company is required to report with the SEC on domestic forms and comply with domestic company rules in the United States. The transition to U.S. GAAP was made retrospectively for all periods from the Company’s inception. New accounting standards implemented subsequent to January 1, 2019 were adopted on their required adoption date.

Critical accounting estimates and judgments

The preparation of financial statements in conformity with U.S. GAAP requires the use of judgments and/or estimates that affect the amounts reported and disclosed in the condensed consolidated interim financial statements and related notes. Critical accounting estimates represent estimates that are uncertain and for which changes in those estimates could materially impact the consolidated financial statements. The critical judgments and key sources of estimation uncertainty that have the most significant effect in the preparation of the condensed consolidated interim financial statements for the three and six months ended June 30, 2021 are consistent with those included in Part II of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 22, 2022 estimates.

SSR Mining Inc.	MD&A Q2 2021 | 36

13.INTERNAL CONTROL OVER FINANCIAL REPORTING AND DISCLOSURE CONTROLS AND PROCEDURES

The Company's management, with the participation of the Chief Executive Officer and Chief Financial Officer, are responsible for establishing and maintaining adequate internal control over financial reporting and disclosure controls and procedures. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Any system of internal control over financial reporting, no matter how well designed, has inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Following an evaluation by management, during the three and six months ended June 30, 2021, there were no changes in internal controls over financial reporting that have materially affected, or are reasonably likely to materially affect, the Company's internal controls over financial reporting.
14.CAUTIONARY NOTES REGARDING FORWARD-LOOKING INFORMATION AND MINERAL RESERVES AND MINERAL RESOURCES ESTIMATES

Cautionary Note Regarding Forward-Looking Information
Except for statements of historical fact relating to the Company, certain statements contained in this MD&A constitute forward-looking information, future oriented financial information, or financial outlooks (collectively “forward-looking information”) within the meaning of Canadian securities laws. Forward-looking information may be contained in this document and the Company’s other public filings. Forward-looking information relates to statements concerning the Company’s outlook and anticipated events or results and in some cases, can be identified by terminology such as “may”, “will”, “could”, “should”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “projects”, “predict”, “potential”, “continue” or other similar expressions concerning matters that are not historical facts.

Forward-looking information in this MD&A is based on certain key expectations and assumptions made by the Company. Although the Company believes that the expectations and assumptions on which such forward-looking information is based are reasonable, undue reliance should not be placed on the forward-looking information because the Company can give no assurance that they will prove to be correct. Forward-looking information is subject to various risks and uncertainties which could cause actual results and experience to differ materially from the anticipated results or expectations expressed in this MD&A. The key risks and uncertainties include, but are not limited to: local and global political and economic conditions; governmental and regulatory requirements and actions by governmental authorities, including changes in government policy, government ownership requirements, changes in environmental, tax and other laws or regulations and the interpretation thereof; developments with respect to COVID-19 pandemic, including the duration, severity and scope of the pandemic and potential impacts on mining operations; and other risk factors detailed from time to time in the Company’s reports filed with the Canadian securities regulatory authorities.

Forward-looking information in this MD&A includes statements concerning, among other things: forecasts; outlook; timing of production; production, cost, operating and capital expenditure guidance; the Company’s intention to return excess attributable free cash flow to shareholders; the timing and implementation of the Company’s dividend policy; the implementation of any share buyback program and the amount thereof; statements regarding plans or expectations for the declaration of future dividends and the amount thereof; future cash costs and AISC per ounce of gold, silver and other metals sold; the prices of gold, silver and other metals; Mineral Resources, Mineral Reserves, realization of Mineral Reserves, and the existence or realization of Mineral Resource estimates; the Company’s ability to discover new areas of mineralization; the timing and extent of capital investment at the Company’s operations; the timing and extent of capitalized stripping at the Company’s operations; the timing of production and production levels and the results of the Company’s exploration and development programs; current financial resources being sufficient to carry out plans, commitments and business requirements for the next twelve months; movements in commodity prices not impacting the value of any financial instruments; estimated production rates for gold, silver and other metals produced by the Company; the estimated cost of sustaining capital; availability of sufficient financing; receipt of regulatory approvals; the timing of studies, announcements, and analysis; the timing of construction and development of proposed mines and process facilities; ongoing or future development plans and capital replacement; estimates of expected or anticipated economic returns from the Company’s mining projects, including future sales of metals, concentrate or other products produced by the Company and the timing thereof; the Company’s plans and expectations for its properties and operations; and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, environmental, regulatory, and political matters that may influence or be influenced by future events or conditions.

SSR Mining Inc.	MD&A Q2 2021 | 37

Cautionary Note Regarding Forward-Looking Information (continued)
Such forward-looking information is based on a number of material factors and assumptions, including, but not limited in any manner to, those disclosed in any other of the Company’s filings, and include: the inherent speculative nature of exploration results; the ability to explore; communications with local stakeholders; maintaining community and governmental relations; status of negotiations and potential transactions, including joint ventures; weather conditions at the Company’s operations; commodity prices; the ultimate determination of and realization of Mineral Reserves; existence or realization of Mineral Resources; the development approach; availability and receipt of required approvals, titles, licenses and permits; sufficient working capital to develop and operate the mines and implement development plans; access to adequate services and supplies; foreign currency exchange rates; interest rates; access to capital markets and associated cost of funds; availability of a qualified work force; ability to negotiate, finalize, and execute relevant agreements; lack of social opposition to the Company’s mines or facilities; lack of legal challenges with respect to the Company’s properties; the timing and amount of future production; the ability to meet production, cost, and capital expenditure targets; timing and ability to produce studies and analyses; capital and operating expenditures; economic conditions; availability of sufficient financing; the ultimate ability to mine, process, and sell mineral products on economically favorable terms; and any and all other timing, exploration, development, operational, financial, budgetary, economic, legal, social, geopolitical, regulatory and political factors that may influence future events or conditions. While the Company considers these factors and assumptions to be reasonable based on information currently available to the Company, they may prove to be incorrect.

The above list is not exhaustive of the factors that may affect any of the Company’s forward-looking information. You should not place undue reliance on forward-looking information. Forward-looking information is only a prediction based on the Company’s current expectations and the Company’s projections about future events. Actual results may vary from such forward-looking information for a variety of reasons including, but not limited to, risks and uncertainties disclosed in the Company’s filings on the Company’s website at www.ssrmining.com, on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on the ASX at www.asx.com.au and other unforeseen events or circumstances. Other than as required by law, the Company does not intend, and undertake no obligation to update any forward-looking information to reflect, among other things, new information or future events.

Qualified Persons

Except as otherwise set out herein, the scientific and technical information contained in this MD&A relating to Çöpler has been reviewed and approved by Robert L. Clifford, BS (Mine Eng), SME Registered Member, and Dr. Cengiz Y. Demirci, AIPG (CPG), each of whom is a qualified person under NI 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”). Mr. Clifford is the Company's Director, Mine Planning (Turkey, Argentina), and Dr. Demirci is the Company's Vice President, Exploration. The scientific and technical information contained in this MD&A relating to Marigold has been reviewed and approved by Greg Gibson and James N. Carver, each of whom is a SME Registered Member and a qualified person under NI 43-101. Mr. Gibson is the Company's General Manager at Marigold and Mr. Carver is the Company's Resource Development Manager, USA. The scientific and technical information contained in this MD&A relating to Seabee has been reviewed and approved by Graeme Baker, B. Eng. (Mining), FAusIMM (200051), and Jeffrey Kulas, P.Geo., each of whom is a qualified person under NI 43-101. Mr. Baker is employed by OreWin Pty Ltd as Principal Mining Consultant, and Mr. Kulas is the Company's Resource Development Manager, Canada. The scientific and technical information contained in this MD&A relating to Puna has been reviewed and approved by Robert Gill, P.Eng., and Karthik Rathnam, MAusIMM (CP), each of whom is a qualified person under NI 43-101. Mr. Gill is the Company's General Manager at Puna. and Mr. Rathnam is the Company's Resource Manager, Corporate.

Cautionary Note Regarding Mineral Reserves and Mineral Resources Estimates

This MD&A includes Mineral Reserves and Mineral Resources classification terms that comply with reporting standards in Canada and the Mineral Reserves and the Mineral Resources estimates are made in accordance with NI 43-101. NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. These standards differ significantly from the requirements of the SEC set out in the SEC's rules that are applicable to domestic United States reporting companies. Consequently, Mineral Reserves and Mineral Resources information included in this MD&A may not be comparable to similar information that would generally be disclosed by domestic U.S. reporting companies subject to the reporting and disclosure requirements of the SEC. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

SSR Mining Inc.	MD&A Q2 2021 | 38